Exhibit 99.1

Cyclacel Pharmaceuticals, Inc.

CYCLACEL PHARMACEUTICALS RECEIVES DEFICIENCY NOTICE FROM
NASDAQ GLOBAL SELECT MARKET
Berkeley Heights, NJ, October 30, 2009 — Cyclacel Pharmaceuticals, Inc. (NASDAQ: CYCC, NASDAQ: CYCCP; “Cyclacel” or the “Company”) announced today that it received a Nasdaq Staff Deficiency Letter on October 27, 2009 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 5450(a)(1). The letter gives Cyclacel notice that the Company’s bid price of its common stock has closed under $1.00 for the last 30 business days.
The Nasdaq notice has no effect on the listing of the Company’s common stock at this time. Pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), the Company has an initial period of 180 calendar days, or until April 26, 2010, to regain compliance. The letter states the Nasdaq staff will provide written notification that the Company has achieved compliance with Rule 5450(a)(1) if at any time before April 26, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days.
If the Company cannot demonstrate compliance with Rule 5450(a)(1) by April 26, 2010, it may transfer its listing to The Nasdaq Capital Market if it meets the initial listing criteria set forth in Nasdaq Marketplace Rule 5505, except for the bid price requirement. In that case, it may have an additional 180 calendar day compliance period in which to comply with the minimum bid price requirement. The Company currently meets these initial listing criteria. Otherwise, the Nasdaq staff may begin the process to have the Company’s securities delisted. At that time, the Company may appeal the Nasdaq staff’s determination to delist its securities to a Listing Qualifications Panel.
About Cyclacel Pharmaceuticals, Inc.
Cyclacel is a diversified biopharmaceutical company dedicated to the discovery, development and commercialization of novel, mechanism-targeted drugs to treat human cancers and other serious disorders. Sapacitabine, a cell cycle modulating nucleoside analog, is in Phase 2 studies for the treatment of acute myeloid leukemia in the elderly, myelodysplastic syndromes and lung cancer and in Phase 1 in combination with seliciclib. Seliciclib, a CDK (cyclin dependent kinase) inhibitor, is in Phase 2 for the treatment of lung and nasopharyngeal cancer. CYC116, an Aurora kinase and VEGFR2 inhibitor, is in Phase 1 in patients with solid tumors. Cyclacel’s ALIGN Pharmaceuticals subsidiary markets directly in the U.S. Xclair® Cream for radiation dermatitis, Numoisyn® Liquid and Numoisyn® Lozenges for xerostomia. Cyclacel’s strategy is to build a diversified biopharmaceutical business focused in hematology and oncology based on a portfolio of commercial products and a development pipeline of novel drug candidates. Please visit www.cyclacel.com for additional information.

☑	200 Connell Drive, Suite 1500, Berkeley Heights, NJ 07922 USA T: +1 (908) 517 7330 F: +1 (866) 271 3466
☐	Dundee Technopole, James Lindsay Place, Dundee, DD1 5JJ, UK Tel +44 1382 206 062 Fax +44 1382 206 067
www.cyclacel.com — info@cyclacel.com

Risk factors
This news release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Such forward-looking statements include statements regarding, among other things, the efficacy, safety, and intended utilization of Cyclacel’s product candidates, the conduct and results of future clinical trials, plans regarding regulatory filings, future research and clinical trials and plans regarding partnering activities. Factors that may cause actual results to differ materially include the risk that product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later clinical trials, the risk that Cyclacel will not obtain approval to market its products, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborative partners for further clinical trials, development and commercialization of product candidates. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” or the negative of those words or other comparable words to be uncertain and forward-looking. These factors and others are more fully discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2008, as supplemented by the interim quarterly reports, filed with the SEC.
Contacts for Cyclacel Pharmaceuticals, Inc.
Investors/Media:
Corey Sohmer, (908) 517-7330
csohmer@cyclacel.com
© Copyright 2009 Cyclacel Pharmaceuticals, Inc. All Rights Reserved. The Cyclacel logo and Cyclacel® are trademarks of Cyclacel Pharmaceuticals, Inc. Numoisyn® and Xclair® are trademarks of Sinclair Pharma plc.
SOURCE: Cyclacel Pharmaceuticals, Inc.

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